Exhibit 99.1



                      Owens & Minor's CFO Dies Unexpectedly

              Richmond,  Va....Owens & Minor (NYSE-OMI) today announced with great sadness the death of Ann Greer Rector, 41, senior vice president and chief financial officer.

              Mrs. Rector died unexpectedly on Wednesday from medical complications following a recent illness.

              G. Gilmer Minor, III, chairman, president and chief executive officer, said: "Ann's death comes as a great shock to the Owens & Minor family. She was a vibrant teammate who contributed greatly to all aspects of our business. She was our friend, and we grieve the passing of this gallant lady.

              The duties of the chief financial officer will be assumed on an interim basis by Richard F. Bozard, vice president, treasurer, who has served in this capacity for eight years.

              Owens & Minor, a Fortune 500 company headquartered in Richmond, Va., is the nation's largest distributor of nationally branded medical and surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers to control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125, for fax on demand, or via the World Wide Web at www.prnewswire.com.

              Contact: Hugh F. Gouldthorpe, Jr., Vice President - Quality and Communications, (804) 965-2922.